EXHIBIT 99.1

CONTACT:     STRATUS SERVICES GROUP, INC.
Michael A. Maltzman, Executive VP & CFO
(732) 866-0300 - Fax (732) 866-6676

FOR IMMEDIATE RELEASE

STRATUS SERVICES GROUP, INC.
GIVES UPDATE ON CREDITOR SITUATION

Manalapan, New Jersey - June 6, 2006 - Stratus Services Group, Inc. (OTC Bulletin Board: SSVG.OB), the SMARTSolutions™ Company (the “Company” or “Stratus”), a leading provider of technology staffing and technology productivity consulting today announced that it continues to receive increasing pressure from creditors on old debt. In June 2006, the California State Compensation Insurance Fund instituted an action to collect $2.3 million of payments allegedly owed by the Company with respect to workers’ compensation insurance, and Liberty Mutual Insurance Company filed suit seeking $250,000.00 allegedly owed for workers’ compensation insurance.

The Company’s resources are limited to work out satisfactory settlements with all of its creditors. Stratus has negotiated or is in the process of re-negotiating a certain portion of its debt to remain solvent. Joseph J. Raymond, CEO commented, “at this point, we continue to battle past creditor and debt issues, which ultimately could eventually force us into a strategic bankruptcy filing down the road. However, if our creditors can realistically assess our current assets, they will realize that staying the course with the Company makes most sense for all parties involved. As previously disclosed, the Company has had a working capital deficiency for quite some time, and most of our current issues relate to our old business model. Creditors need to allow the Company a chance to flourish again, which will in turn strengthen their assets.”

Stratus also reports that some of its negotiations with other creditor parties have been positive in nature, although no other restructuring of magnitude can be reported at this time. Pinnacle Investment Partners, Inc., a private equity hedge fund is one such party with whom Stratus is currently in default. Fund Manager, Christopher Janish commented, “we remain extremely concerned with the debt levels of Stratus at this point, however, we are equally pleased with the commitment that management has made in order to right the ship for both Stratus’ creditors and equity investors. The current business model eliminates major risk of operations losses, which should lead to sustained operational profitability within its continued operations. Additionally, we believe the IT market is a high growth area, and Stratus is well positioned for a rebound via that space, provided that the Company’s creditors stay the course. We remain committed to working hand and hand with Stratus in order to bring value to Stratus’ shareholders.”

About Stratus Services Group, Inc.

Stratus provides a broad range of information technology staffing and project consulting through its joint venture with Stratus Technology Services, LLC.

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain known and unknown risks and uncertainties, including but not limited to, changes in the market for Internet or distribution services, regulatory and technological changes, economic factors, increased competition, foreign currency devaluation, foreign market risk, and the nature of supplier of customer arrangements which become available to the Company in the future. The Company's actual results may differ materially from the results discussed in or implied by any forward-looking statement. The words intend, expect, should, project, anticipate, and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made.